Exhibit 10.2

[Idenix Letterhead]

September 1, 2006
Ms. Andrea J. Corcoran
c/o Idenix Pharmaceuticals, Inc.
60 Hampshire Street
Cambridge, MA 02139

Dear Andrea:
This letter memorializes our agreement that, immediately prior to the election of John Weidenbruch to the office of Executive Vice President, General Counsel and Secretary, your resignation from such offices will become effective. At such time you will no longer serve as an executive officer of Idenix but will continue to be employed by Idenix as a senior advisor
While we look forward to your continued service to Idenix pursuant to the terms of the employment agreement dated May 8, 2003 between Idenix and you (the “Agreement”), we acknowledge that, unless your employment is terminated for cause, you will be entitled to receive the benefits payable under Section 5.A. of Agreement when either you or Idenix subsequently elect to terminate your service (treating your subsequent termination as a Covered Termination (as such term is defined in your Employment Agreement)).
If any payment, compensation or other benefit provided to you under the Agreement in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
If this letter correctly reflects our understanding, please sign in the space provided below returning one executed copy to me at your earliest convenience.

Very truly yours,

/s/ Paul J. Fanning
Paul J. Fanning Vice President, Human Resources

Agreed and acknowledged this
1st day of September 2006

/s/ Andrea J. Corcoran

Andrea J. Corcoran